Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

THE ENSIGN GROUP, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

The Ensign Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors”) by the provisions of the Fifth Amended and Restated Certificate of Incorporation of the Company, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board created and authorized the issuance of a series of 100,000 shares of preferred stock, par value $0.001 per share, designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) in accordance with the provisions of the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (the “Series A Certificate of Designation”), as filed with the Delaware Secretary of State on November 7, 2013.

SECOND: None of the designated shares of the Series A Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designation.

THIRD: The Board of Directors duly adopted the following resolutions approving the proposed elimination of the Series A Preferred Stock:

RESOLVED, that none of the designated shares of the Series A Preferred Stock is outstanding and none shall be issued pursuant to the Certificate of Designation of Series A Preferred Stock.

RESOLVED FURTHER, that any Authorized Officer and any other officers of the Company designated by any of the Authorized Officers are, and each of them acting singly hereby is, authorized and directed, jointly and severally, in the name and on behalf of this Company, to prepare, execute personally or by attorney-in fact, deliver to and file with the Secretary of State of the State of Delaware, a Certificate of Elimination of the Series A Preferred Stock in order to effect the elimination of the Series A Preferred Stock.

FOURTH: The “Authorized Officers” include the President and Chief Executive Officer, the Chief Financial Officer, any Vice President, the Secretary and any Assistant Secretary of the Company.

SIXTH: In accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the shares that were designated as Series A Preferred Stock hereby are returned to the status of authorized but unissued shares of the preferred stock of the Company, without designation as to series.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this 3rd day of June, 2014.

THE ENSIGN GROUP, INC.

By:	/s/ Chad A. Keetch
Name:	Chad A. Keetch
Title:	Executive Vice President and Secretary

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